Exhibit 5.1

Structure Therapeutics Inc. Harbour Place, 2nd Floor, North Wing 103 South Church Street P.O. Box 472, George Town Grand Cayman KY1-1106 Cayman Islands

7 May 2026

Structure Therapeutics Inc.

We have acted as Cayman Islands legal advisers to Structure Therapeutics Inc. (the "Company") in connection with the offering by the Company of American Depositary Shares ("ADSs") representing certain of its ordinary shares, par value US$0.0001 per share (the "Placement Shares"), having an aggregate offering price of up to US$400,000,000, pursuant to the Registration Statement on Form S-3 (File No. 333-278969) (the "Registration Statement") filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act"), the sales agreement prospectus relating to the Placement Shares included in the Registration Statement (the "Sales Agreement Prospectus"), and the prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Act on or about May 7, 2026 (together with the Sales Agreement Prospectus, the "ATM Prospectus"). The ADSs representing Placement Shares are to be sold by the Company in accordance with the Sales Agreement, dated 6 August 2025, by and between the Company, Leerink Partners LLC, and Cantor Fitzgerald & Co. (as amended, the "Sales Agreement"), as described in the ATM Prospectus.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	as of the date of this opinion, the authorized share capital of the Company is US$60,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each, and 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with Article 9 of the Seventh Amended and Restated Memorandum and Articles of Association;

3.3	the issue and allotment of the Placement Shares have been duly authorized and when allotted, issued and paid for as contemplated in the Sales Agreement, the Placement Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion, the phrase "non-assessable" means, with respect to Placement Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, in the absence of a contractual arrangement to the contrary, be liable for additional assessments or calls on the Placement Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders); and

3.4	the statements under the caption "Taxation" in the ATM Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement (the “Form 8-K”). In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation dated 27 February 2019 and the Certificate of Incorporation on Change of Name dated 1 July 2022;

2	the register of members of the Company;

3	the register of directors of the Company;

4	the Seventh Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution dated 19 January 2023;

5	the resolutions of the Board of Directors of the Company (the "Board") dated 5 August 2025 (the "Board Resolutions");

6	the resolutions of the pricing committee of the Board (the "Pricing Committee") dated on or about the date of this opinion (the "Pricing Committee Resolutions");

7	a certificate of good standing of the Company issued by the Registrar of Companies, Cayman Islands (the "Certificate of Good Standing");

8	a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the "Director's Certificate");

9	the Registration Statement (including the ATM Prospectus); and

10	the Form 8-K.